                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Friendly Ice Cream Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                         FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                         WILBRAHAM, MASSACHUSETTS 01095
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1998
                            ------------------------

TO ALL SHAREHOLDERS OF FRIENDLY ICE CREAM CORPORATION:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation will be held in the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m. local time on Tuesday, May 12, 1998 for the following purposes:

    1.  To elect two (2) Class I Directors for terms expiring in 2001.

    2. To take action with respect to the ratification of the appointment by the Board of Directors of the Company of Arthur Andersen LLP as independent accountants of the Company for the fiscal year commencing December 29, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Notice is Further Given that the Board of Directors has fixed April 6, 1998, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Your copy of the 1997 Annual Report of Friendly Ice Cream Corporation is enclosed.

    IF YOU PLAN TO ATTEND: PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST FOR EACH SHAREHOLDER. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 8:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:00 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. BENEFICIAL OWNERS OF STOCK HELD IN "STREET NAME" WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Authorization of the Board of
                                          Directors

                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

Wilbraham, Massachusetts
April 10, 1998

                              PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                         FRIENDLY ICE CREAM CORPORATION

                           TO BE HELD ON MAY 12, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
The Annual Meeting.........................................................................................           1
  The Purpose of the 1998 Annual Meeting...................................................................           1
  Voting at the Annual Meeting.............................................................................           1
  Voting By Proxy..........................................................................................           1
  Voting to Approve Each Proposal..........................................................................           1
  What Constitutes a Quorum?...............................................................................           2
  Board's Recommendations..................................................................................           2
Stock Ownership............................................................................................           2
  Who Are the Largest Owners of the Company's Stock?.......................................................           2
  How Much Stock do the Company's Directors and Executive Officers Own?....................................           4
Proposal 1--Election of Directors..........................................................................           5
  Directors Standing for Election..........................................................................           5
  Directors Continuing in Office...........................................................................           5
  Director Compensation....................................................................................           6
  Board Committees And Meetings............................................................................           6
Proposal 2--Ratification of Appointment of Independent Accountants.........................................           7
Compensation Committee Report on Executive Compensation....................................................           7
  Base Salaries............................................................................................           8
  Annual Incentives........................................................................................           8
  Long-Term Incentives.....................................................................................           8
  Policy with Respect to the $1 Million Deduction Limit....................................................          10
Performance Graph..........................................................................................          11
Executive Compensation.....................................................................................          12
  Summary Compensation Table...............................................................................          12
  Pension Plan.............................................................................................          13
Certain Relationships and Related Transactions.............................................................          13
Other Matters..............................................................................................          15
  Notice to Shareholders of By-Law Amendments..............................................................          15
  Other Business...........................................................................................          15
  Shareholder Proposals for the 1999 Annual Meeting........................................................          15
  Proxy Solicitation Costs.................................................................................          15

                                PROXY STATEMENT

                           FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                              WILBRAHAM, MA 01095

    The Board of Directors of Friendly Ice Cream Corporation (the "Company") solicits your proxy for use at the 1998 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of the Company to be held on May 12, 1998 at the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately April 10, 1998.

                               THE ANNUAL MEETING

THE PURPOSE OF THE 1998 ANNUAL MEETING

    At the Company's 1998 Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, namely, the election of directors and the ratification of the Company's independent auditors. The Company's management will then report on the performance of the Company during fiscal 1997 and first quarter 1998 and respond to questions from shareholders.

VOTING AT THE ANNUAL MEETING

    You are entitled to vote at the meeting or any necessary adjournments or postponements if you are an owner of record of shares of Common Stock of the Company, its only class of voting securities, at the close of business on April 6, 1998. As an owner of record on the record date, you are entitled to one vote for each share of Common Stock of the Company that you hold. On April 6, 1998, there were 7,441,290 shares of Common Stock issued and outstanding.

VOTING BY PROXY

    To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to the Company, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

    You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of the Company, before the proxy is exercised.

    Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent accountants.

VOTING TO APPROVE EACH PROPOSAL

    VOTING FOR THE ELECTION OF DIRECTORS: Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of all nominees or withhold your vote as to all nominees or withhold your vote as to specific nominees. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    VOTING FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Approval of the ratification of Arthur Anderson LLP as independent accountants will require the affirmative vote of a majority of the votes cast on this matter by the holders of the outstanding shares of Common Stock represented at the Annual Meeting in person or by proxy. You as a shareholder may vote in favor of a proposal, against a proposal or may abstain from voting. A properly executed proxy marked "ABSTAIN" with respect to this matter will not be deemed to be voted or cast, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    Shares held in "street name" and represented at the meeting which the record holders are not entitled to vote ("broker non-votes") will have no effect on these outcomes.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

BOARD'S RECOMMENDATIONS

    Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth below together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

    - FOR election of the nominated slate of directors (see "Proposal I--Election of Directors");

    - FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants (see "Proposal 2--Ratification of Independent Accountants").

    Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

    The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of December 31, 1997, is known to the Company to be the beneficial owner of 5% or more of the Common Stock with sole voting and dispositive power except as otherwise indicated.

                                                                    AMOUNT OF
NAME AND ADDRESS                                                   BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                                                 OWNERSHIP           CLASS
-------------------------------------------------------------  -------------------  -------------

J.P. Morgan & Co. Incorporated ("JPM").......................         766,000(a)           10.3%
60 Wall Street
New York, NY 10260

Donald N. Smith..............................................         705,807               9.5%
1 Pierce Place
Suite 100 East
Itasca, IL 60143

Massachusetts Financial Services Company ("MFS").............         621,700(b)            8.4%
500 Boylston Street
Boston, MA 02116

Goldman, Sachs & Co..........................................         613,700(c)            8.3%
85 Broad Street
New York, NY 10004

                                                                    AMOUNT OF
NAME AND ADDRESS                                                   BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                                                 OWNERSHIP           CLASS
-------------------------------------------------------------  -------------------  -------------
FMR Corp.....................................................         455,500(d)            6.1%
82 Devonshire Street
Boston, MA 02109-3614

Morgan Stanley, Dean Witter,.................................         428,186(e)            5.8%
Discover & Co.
1585 Broadway
New York, NY 10036

Wellington Management Company, LLP ("WMC")...................         400,000(f)            5.4%
75 State Street
Boston, MA 02109

------------------------

(a) JPM, as a holding company of Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank, reports sole voting power as to 638,700 of these shares and sole dispositive power as to all of these shares.

(b) MFS reports sole voting power as to 617,700 of these shares and sole dispositive power as to all of these shares, which include 355,000 shares (4.8% of the outstanding Common Stock) also beneficially owned by MFS Series Trust II-MFS Emerging Growth Fund, as well as MFS and 266,700 shares also beneficially owned by certain other non-reporting entities as well as MFS.

(c) Goldman Sachs & Co., on its own behalf and on behalf of its parent holding company, Goldman Sachs Group, L.P., has reported shared voting and dispositive power over the above shares, and on behalf of Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund, 1 New York Plaza, New York, NY 10004, has reported shared voting and dispositive power over 463,100 of these shares (6.2% of the outstanding Common Stock).

(d) FMR Corp. reports sole dispositive power as to all of these shares through its control of (i) Fidelity Management & Research Company which beneficially owns 95,500 of such shares (1.3% of the outstanding Common Stock) and (ii) Fidelity Management Trust Company ("FMTC") which beneficially owns 360,000 of such shares (4.8% of the outstanding Common Stock). FMR Corp. has sole voting power for the 360,000 shares beneficially owned by FMTC.

(e) Morgan Stanley, Dean Witter, Discover & Co. has reported shared voting and dispositive power over the above shares, which include 389,900 shares (5.2% of the outstanding Common Stock) as to which its wholly owned subsidiary, Miller Andersen & Sherrerd LLP, 1 Tower Bridge, Suite 1100, West Conshohocken, PA 19428, reported shared voting and dispositive power.

(f) WMC has reported shared dispositive power over all of these shares in its capacity as an investment advisor to owners of record of such shares.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth the beneficial ownership of Company Common Stock, as of February 1, 1998, for each director and nominee, the Chief Executive Officer, the next four most highly compensated executive officers, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

                                                             AGGREGATE NO. OF
                                                                  SHARES            % OF SHARES
NAME                                                        BENEFICIALLY OWNED      OUTSTANDING
--------------------------------------------------------  ----------------------  ---------------

Donald N. Smith.........................................           705,807                 9.5
Chairman of the Board, Chief Executive Officer and
President

Michael J. Daly.........................................                 0              --
Director

Steven L. Ezzes.........................................                 0              --
Director

Charles A. Ledsinger, Jr................................                 0              --
Director

Burton J. Manning.......................................                 0              --
Director

Paul J. McDonald (1)....................................            41,796               *
Senior Executive Vice President, Chief Administrative
Officer

Joseph A. O'Shaughnessy.................................            13,694               *
Senior Executive Vice President

Gerald A. Sinsigalli....................................            40,026               *
President, Food Service Division

Dennis J. Roberts.......................................            40,026               *
Senior Vice President, Restaurant Operations

All directors and executive officers as a group (15
  persons)(1)...........................................           986,602                13.3

------------------------

*   Represents less than 1% of Company's outstanding Common Stock.

(1) Includes 200 shares owned by Mr. McDonald's son over which Mr. McDonald has shared voting and investment power.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors. The term of office of directors in Class I expires at the 1998 Annual Meeting. At the Annual Meeting, two directors are to be elected in Class I to hold office until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I directors, be reelected to Class I for a new term of three years and until their successors are duly elected and qualified.

    Should either or both of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee or nominees.

    Certain information with respect to each of the nominees and directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and directors.

DIRECTORS STANDING FOR ELECTION

    CLASS I DIRECTORS.  The directors standing for election are:

    Michael J. Daly                  Age: 56                 Director since 1997

    Mr. Daly became a director of the Company in November 1997. He has served as the President and Chief Executive Officer of Baystate Health Systems, a health care organization, since December 1981.

    Burton J. Manning                 Age: 66                Director since 1997

    Mr. Manning became a director of the Company in November 1997. He has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January, 1998. He also served as the Chairman of J. Walter Thompson, Inc. from 1987 through 1997 and served as its Chief Executive Officer from 1987 through 1996. Mr. Manning is also a director of International Specialty Products, Inc.

DIRECTORS CONTINUING IN OFFICE

    CLASS II DIRECTORS. The following Class II directors were elected in 1997 for terms ending in 1999.

    Steven L. Ezzes                  Age: 51                 Director since 1995

    Steven L. Ezzes was reelected as a director of the Company in December 1995. Mr. Ezzes previously served as a director of the Company from January 1991 to May 1992. Mr. Ezzes has been a Managing Director of Scotia Capital Markets
(USA), an investment banking firm, since November 1996. Prior to that, he was a partner of the Airlie Group, a private investment firm, from 1988 until 1994 and from 1995 until 1996. Mr. Ezzes was also a Managing Director of Lehman Brothers, an investment banking firm, from 1994 to 1995. Mr. Ezzes is also a director of OzEMail.

    Charles A. Ledsinger, Jr.             Age: 48            Director since 1997

    Charles A. Ledsinger, Jr. became a director of the Company in October 1997 and had previously served as a director of the Company from August 1992 to July 1997. Mr. Ledsinger is the President and Chief Operating Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company, where he has been employed since May 1997. Prior to joining St. Joe Corporation, he served as the Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc./The Promus

Companies, an operator of hotel and gaming properties, and its predecessor companies from 1978 to 1997. Mr. Ledsinger is also a director of Felcor Suite Hotels, Inc. and TBC Corporation.

    CLASS III DIRECTOR. The following Class III Director was elected in 1997 for a term ending in 2000.

    Donald N. Smith                  Age: 57                 Director since 1988

    Donald N. Smith has been Chairman, Chief Executive Officer and President of the Company since September 1988. Mr. Smith has also been Chairman of the Board and Chief Executive Officer of Perkins Management Company, Inc. ("PMC"), the general partner to a limited partnership operating a family restaurant chain known as Perkins Family Restaurants, since 1986. Prior to joining PMC, Mr. Smith was President and Chief Executive Officer for Diversifoods, Inc. from 1983 to October 1985. From 1980 to 1983, Mr. Smith was Senior Vice President of PepsiCo., Inc. and was President of its Food Service Division. He was responsible for the operations of Pizza Hut Inc. and Taco Bell Corp., as well as North American Van lines, Lee Way Motor Freight, Inc., PepsiCo Foods International and La Petite Boulangerie. Prior to 1980, Mr. Smith was President and Chief Operations Officer of Burger King Corporation and Senior Executive Vice President and Chief Operations Officer for McDonald's Corporation.

DIRECTOR COMPENSATION

    Each director of the Company who is not an employee of the Company receives a fee of $2,500 per month, and $1,500 per board of directors and special board of directors meeting attended, plus expenses. Each of the four outside directors was granted options to acquire 3,750 shares of Company Common Stock on November 14, 1997 under the Company's 1997 Stock Option Plan ("Option Plan") in connection with the Company's initial public offering in November 1997. Additionally, Mr. Manning was granted options to acquire 1,250 shares of the Company's Common Stock under the Option Plan in consideration for certain consulting services he provides to the Company. The exercise price of the options was $17-3/8 per share, the fair market value of the Company's Stock on the date of the grant. One-fifth of the options become exercisable on each of the first five anniversaries of the grant date. The options expire 10 years from the grant date subject to certain early expiration provisions.

BOARD COMMITTEES AND MEETINGS

    The Company's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

    THE AUDIT COMMITTEE: This committee has two non-employee independent directors. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ledsinger and Ezzes are the current members of this Committee.

    THE COMPENSATION COMMITTEE: This committee has two non-employee independent directors. This newly formed committee did not meet during fiscal 1997. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of the Company and makes recommendations to the Board on the administration of the terms and policies of the Company's (i) Annual Incentive Plan, (ii) Restricted Stock Plan and (iii) Stock Option Plan; reviews and submits recommendations to the Board of Directors regarding employee benefit plans generally; and performs any other functions or duties as deemed appropriate by the Board. Messrs. Ledsinger and Manning are the current members of this committee.

    THE NOMINATING COMMITTEE: This committee has two non-employee independent directors and one employee director. This newly formed committee did not meet during fiscal 1997. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. Messrs. Daly, Ezzes and Smith are the current members of this committee. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing in accordance with the Company's By-laws. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the committee to make proper judgments as to his or her qualifications.

    Following the Company's initial public offering in November, 1997 and ending with the Company's most recently completed fiscal year, the Board of Directors and the Audit Committee each held one meeting. All current directors attended such meetings of the Board and, if a member, of the Audit Committee.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
        VOTE "FOR" THE ELECTION OF THE DIRECTORS STANDING FOR ELECTION.

                    PROPOSAL 2--RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

    The Audit Committee recommended the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending December 27, 1998 and the directors accepted the recommendation of the Audit Committee and appointed Arthur Andersen LLP, subject to ratification by the shareholders, to examine the 1998 consolidated financial statements of the Company. Accordingly, the shareholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock represented at the Annual Meeting in person or by proxy.

    It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
         VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company is comprised of two independent, non-employee directors. At its initial meeting in January, 1998 following the Company's 1997 public offering, the newly formed Compensation Committee met to discuss the Company's needs as a public entity and to establish its charter and role. The Compensation Committee will be responsible for recommending compensation and benefits for the executive officers of the Company, including awards under the Company's stock plans.

    The Committee is committed to implementing a compensation program that supports the Company's mission--to grow the Company's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, the executive compensation will be structured around the following tenets:

    - Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Company and individual performance goals.

    - Management should be focused on the long-term interests of shareholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

    - The Company must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will mirror those offered by comparably sized organizations within the restaurant industry--for those positions where the labor market is not limited to the restaurant industry, the Company will reference broader general industry information for similarly sized organizations.

        The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Company's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

    The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

    The Committee will regularly review each executive officer's base salary. Base salaries will be targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries will be driven primarily by individual performance. Individual performance will be evaluated based on sustained levels of individual contribution to the Company.

    As reflected in the Summary Compensation Table, Mr. Smith's base salary was $496,090 in 1997. In determining future increases to Mr. Smith's base salary, the Committee will consider his individual performance as measured by short-term achievements as well as his contributions to long-term organizational success such as the Company's initial public offering, successfully completed in November, 1997. The Committee will also compare Mr. Smith's base salary to base salaries of CEOs among comparable companies.

ANNUAL INCENTIVES

    The 1998 Annual Incentive Plan is structured to provide a variable pay opportunity based on Company and individual performance. For the executive officers, target payouts range up to 60% of base pay. Maximum awards for superior performance are capped at 150% of target. Each year, the Compensation Committee will establish Company financial objectives. The financial objectives are based upon Company's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals will be considered achievable but will require above-average performance. Mr. Smith's annual bonus payment for services rendered in 1997 was $136,425 representing 28% of his base salary. In 1997, bonus payment amounts under the Annual Incentive Plan were based on a formula calculation measured against the Company achieving a prescribed level of operating cash flow.

LONG-TERM INCENTIVES

    Long-term incentives will be provided pursuant to the Company's newly adopted Restricted Stock and Stock Option Plans.

    On the consummation of the public offering, all outstanding awards under the prior restricted stock plan vested and no awards will be issued under that plan in the future.

    RESTRICTED STOCK PLAN

    In 1997, the Company adopted the 1997 Restricted Stock Plan. Under this plan, approximately 70 employees including the executive officers received grants of restricted shares. The Restricted Stock Plan provides for the award of Common Stock, the vesting of which will be subject to such conditions and limitations as shall be established by the Company's Board of Directors, which may include conditions related to continued employment with the Company or the achievement of performance measures. All awards under the Restricted Stock Plan will become fully vested upon a change in control of the Company. In general terms, a change in control may occur when:

(i) (a) third parties acquire 35% or more of the voting stock of the Company, with certain exceptions; and

    (b) existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

(ii) individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors unless a majority of the existing Board of Directors approves such new directors; or

(iii) a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of the Company.

    STOCK OPTION PLAN

    Also in 1997, the Company adopted the 1997 Stock Option Plan. The plan provides for the grant of incentive stock options, non-qualified stock options or stock appreciation rights. The Committee anticipates that stock options will be the primary form of long-term incentive. Grants were made in 1997 to approximately 120 employees and to the four non-employee directors. No grants were made, however, to any of the executive officers.

    Stock options will be granted at the fair market value of the Common Stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option award size will be based primarily on competitive practice but may also be adjusted to reflect factors such as individual and Company performance.

    Stocks options and stock appreciation rights are exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with the Company or attainment of performance goals. Stock options awarded in connection with the Company's initial public offering will become exercisable over a five-year period, subject to the optionee's continued employment with the Company. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of the Company as described above.

    LIMITED STOCK COMPENSATION PROGRAM

    In connection with its initial public offering, the Company established a program pursuant to which a one-time award of Common Stock was made to approximately 70 employees of the Company, including the executive officers, in recognition of their past service.

    Approximately 300,000 shares of Common stock were awarded under the program. The Common Stock awards vested upon consummation of the initial public offering but are subject to transfer restrictions. Shares will become transferable on a pro rata basis on the first through fourth anniversaries of the initial public offering except for the 99,951 shares of Common Stock awarded to Mr. Smith which were immediately transferable.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                                          THE COMPENSATION COMMITTEE
                                          Charles A. Ledsinger, Jr.
                                          Burton J. Manning

                               PERFORMANCE GRAPH

    The following indexed graph and table indicate the Company's total stockholder return for the period beginning November 14, 1997 and ending December 26, 1997(1) as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming a common starting point of 100. Total stockholder return for the Company, as well as for the Indexes, is determined by adding (a) the cumulative amount of dividends for a given period (assuming dividend reinvestment), and (b) the difference between the share price at the beginning and at the end of the period, the sum of which is then divided by the share price at the beginning of such period. Please note that the graph and table are historical representations and, as such, are not indicative of future performance relative to the Indexes.

(1) The measurement period in the graph set forth above begins on the first trading day for the Company. The issue price on that date is the base amount, with cumulative returns for each subsequent fiscal period measured as a change from that base. That cumulative return for each period is calculated in relation to the base amount as of the last trading day of the Company's fiscal year.

                                                                                       11/14/97     11/21/97     12/26/97
                                                                                      -----------  -----------  -----------
Friendly Ice Cream Corporation......................................................      100.00        93.06        63.19
S&P Restaurant Index................................................................      100.00       103.10       105.10
S&P 500 Index.......................................................................      100.00       105.10       102.34

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                                    -------------
                                                                            ANNUAL COMPENSATION      RESTRICTED
                                                                          ------------------------      STOCK
NAME AND PRINCIPAL POSITION                                 FISCAL YEAR     SALARY      BONUS(B)      AWARDS(C)
---------------------------------------------------------  -------------  ----------  ------------  -------------
Donald N. Smith..........................................         1997    $  514,825(a) $  1,873,074      --
  Chairman, Chief Executive                                       1996       495,355(a)      150,000      --
  Officer and President                                           1995       472,640(a)      --          --

Paul J. McDonald.........................................         1997    $  257,891  $    364,435   $   273,656
  Senior Executive Vice                                           1996       246,145        47,050           151
  President, Chief                                                1995       236,780       --            --
  Administrative Officer and
  Assistant Clerk

Gerald E. Sinsigalli.....................................         1997    $  260,259  $    364,835   $   246,378
  President, FoodService                                          1996       249,552        40,050           151
  Division                                                        1995       239,646       --            --

Joseph A. O'Shaughnessy..................................         1997    $  256,974  $    140,694       --
  Senior Executive Vice                                           1996       255,974        37,050           151
  President                                                       1995       253,348       --            --

Dennis J. Roberts........................................         1997    $  233,769  $    359,235   $   246,378
  Sr. Vice President                                              1996       222,139        60,050           151
  Restaurant Operations                                           1995       210,481       --            --

------------------------

(a) These amounts were paid to Mr. Smith by The Restaurant Company, which is paid a management fee by the Company. See "Certain Relationships and Related Transactions." Beginning with 1998, Mr. Smith will be paid directly by the Company. Mr. Smith also devotes a portion of his time to Perkins Management Company, Inc., where he serves as Chairman and Chief Executive Officer.

(b) Includes both cash bonuses and the value of Common Stock awards under the Company's 1996 Management Stock Plan ("MSP") and Limited Stock Compensation Plan that vested during the year of the award.

(c) Awards for 1996 were made under the MSP to each of Messrs. McDonald, Sinsigalli, O'Shaughnessy and Roberts of 3,762 restricted shares of Common Stock and vested upon the completion of the Company's initial public offering in 1997. Awards for 1997 were made under the Company's 1997 Restricted Stock Plan to Messrs. McDonald, Sinsigalli and Roberts of 15,750, 14,180 and 14,180 restricted shares of Common Stock, respectively. The 1997 awards will vest in equal installments on the first eight anniversaries of the date of grant, are subject to forfeiture upon termination of employment and to accelerated vesting upon a change of control, and were outstanding at the end of fiscal 1997 when they had a value of $179,156, $161,298 and $161,298, respectively. Dividends, if any, are payable on restricted Common Stock, although the Company does not presently intend to pay dividends.

PENSION PLAN

    Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, McDonald and Roberts are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each participant's cash balance account is credited with a percentage of compensation, which percentage is determined based on the participant's years of service. Interest credits are also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Benefits under the Pension Plan and the SERP for Messrs. O'Shaughnessy and Sinsigalli were determined primarily based on final compensation and years of credited service but it is not anticipated that their current accrued benefits will be increased based on additional compensation or years of service. As of December 31, 1997, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, McDonald, Roberts, O'Shaughnessy and Sinsigalli, were $69,500, $90,600, $129,400, $165,200 and $177,100, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Donald N. Smith, the Company's Chairman, Chief Executive Officer and President, is also a 33.2% shareholder of The Restaurant Company ("TRC") and Chairman of the Board and Chief Executive Officer of TRC and its direct and indirect wholly-owned subsidiaries, Perkins Restaurants, Inc. ("PRI") and Perkins Management Company, Inc. ("PMC"). PMC is the general partner of Perkins Restaurants Operating Company, L.P. ("Perkins"), which operates a family restaurant chain known as Perkins Family Restaurants. TRC has provided management services to the Company, including Mr. Smith's services, under a Management Agreement executed in 1996 and has received a management fee from the Company of $474,000 for fiscal 1997 services ($824,000 was paid in 1997, of which $350,000 was refunded in 1998). Beginning with fiscal 1998, Mr. Smith will be employed by, and paid directly by, the Company, and the Management Agreement will continue only to provide for certain office space and support staff services provided by TRC at a substantially reduced cost to the Company. The Company leases or subleases certain land, buildings, and improvements from Perkins. The two subleases extend until 2002 and 2017 and have respective annual rents of approximately $91,500 and $123,500 plus a percentage of revenues over a set amount. The lease extends until 2014 and provides for annual rental of $64,000. During the year ended December 28, 1997, Company rent expense related to the subleases and lease was approximately $279,000.

    On March 19, 1997, the Company acquired all of the outstanding shares of common stock of Restaurant Insurance Corporation ("RIC") from The Restaurant Company ("TRC") for cash of $1,300,000 and a $1,000,000 promissory note payable to TRC bearing interest at an annual rate of 8.25%. The promissory note and accrued interest of approximately $1,024,000 was paid on June 30, 1997. Such purchase price was based upon the book value of RIC which was approximately $2,300,000 at the time. The Company's Board including its two disinterested directors determined that RIC's book value was the appropriate purchase price and unanimously approved this transaction. RIC, which was formed in 1993, reinsures certain Company risks (i.e. workers' compensation, employer's liability, general liability and product liability) from a third party insurer.

    TRC Realty Co. (a subsidiary of TRC) entered into a ten year operating lease commencing April 14, 1994 for an aircraft, for use by both the Company and Perkins. Perkins is an indirect subsidiary of TRC. The Company shares equally with Perkins in reimbursing TRC Realty Co. for leasing, tax and insurance expenses. In addition, the Company also incurs actual usage costs. Total expense for the year ended December 28, 1997 was approximately $610,000.

    The Company purchased certain food products used in the normal course of business from a division of Perkins. For the year ended December 28, 1997, purchases were approximately $975,000.

    For the year ended December 28, 1997, the Company expensed approximately $177,000, for fees paid to the lenders' agent bank. At the time the fees were earned, such lenders held approximately 48% of the Company's voting stock and had loans outstanding to the Company of approximately $353,100,000 which borrowings accrued interest at 11% per annum and were secured by substantially all the assets of the Company. Such loans were paid in full upon the closing of the initial public offering of the Company in November, 1997.

    The Company is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the Common Stock in the Company immediately prior to the 1996 bank restructuring, the Company entered into a Tax Disaffiliation Agreement dated March 25, 1996. Under the Tax Disaffiliation Agreement, TRC must indemnify the Company for all income taxes during periods when the Company and its affiliates were includable in a consolidated federal income tax return with TRC and for any income taxes due as a result of the Company ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when the Company and its affiliates were not includable in the TRC consolidated federal income tax return and the Company must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify the Company for a reduction of the Company's existing NOLs or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date. No payments were made during Company's 1997 fiscal year under this agreement.

    The Company also entered into a Tax Responsibility Agreement dated as of March 19, 1997 in connection with the sale of RIC to the Company. Under the Tax Responsibility Agreement, the Company must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement. No payments were made during Company's 1997 fiscal year under this agreement.

                                 OTHER MATTERS

NOTICE TO SHAREHOLDERS OF BY-LAW AMENDMENTS

    Pursuant to Massachusetts General Laws Annotated, Chapter 156B Section17, the Company is providing notice to its shareholders that its By-laws were amended at a meeting of the Company's Board of Directors on January 30, 1998. The amendments relate to Company shareholder meeting voting requirements. The salient provisions of the amendments provide that:

    1) The affirmative vote of a majority of the shares of stock present and voting on a matter at a meeting at which a quorum is present or represented, shall approve the matter submitted to a vote of the shareholders.

    2) Elections of directors shall be determined by a plurality of the votes cast by shareholders.

    3) Abstentions and shares as to which a nominee has no voting authority will not be deemed to be voted or cast but will be included for purposes of constituting a quorum for the transaction of business.

    4) Proxies are only valid for up to six (6) months prior to the Annual Meeting and are invalid after the final adjournment at such meeting. Proxies representing two or more persons will be valid if executed by any of them unless the Company is notified in writing prior to the exercise of the proxy that such proxy is invalid.

OTHER BUSINESS

    As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    To be eligible for inclusion in the Company's proxy statement for the 1999 Annual Meeting, shareholder proposals must be received by the Company's Clerk no later than December 11, 1998 and must comply with the requirements of the Securities & Exchange Commission. Shareholders otherwise interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 1999 must comply with the procedures described in the Company's By-Laws.

PROXY SOLICITATION COSTS

    The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By Authorization of the Board of
                                          Directors

                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

April 10, 1998

FRIENDLY ICE CREAM CORPORATION                     PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

  This proxy is solicited on behalf of the Board of Directors of Friendly Ice
          Cream Corporation for the Annual Meeting on May 12, 1998

    The undersigned appoints George G. Roller and Aaron B. Parker and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Friendly Ice Cream Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 1998, and at any adjournment or postponement thereof, as indicated on the reverse side.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

        (Continued, and to be signed and dated on the reverse side.)

                                                 FRIENDLY ICE CREAM CORPORATION
                                                 P.O. BOX 11389
                                                 NEW YORK, N.Y. 10203-0369



1.  To elect two (2) Class I Directors         FOR all nominees   /X/    WITHHOLDING AUTHORITY to vote   /X/   *EXCEPTIONS   /X/
    for terms expiring in 2001.                listed below              for all nominees listed below

Nominees: Michael J. Daly, Burton J. Manning

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            ---------------------------------------------------------------------------------------------------------------------

2.  To take action with respect to the ratification of the        3.  To transact such other business as may properly come before
    appointment by the Board of Directors of the Company of           the meeting or any adjournment or adjournments thereof.
    Arthur Andersen LLP as independent accountants of the
    Company for the fiscal year commencing December 29, 1997.

    FOR    /X/       AGAINST    /X/       ABSTAIN    /X/

                                                                                                   Change of Address and      /X/
                                                                                                   or Comments Mark Here

                                                                                The signature on this Proxy should correspond
                                                                                exactly with stockholder's name as printed to
                                                                                the law. In the case of joint tenancies,
                                                                                co-executors, or co-trustees, both should sign.
                                                                                Persons signing as Attorney, Executor,
                                                                                Administrator, Trustee or Guardian should give
                                                                                their full name.

                                                                                Dated:                                     , 199
                                                                                       ------------------------------------     --

                                                                                --------------------------------------------------
                                                                                       Please print name of Stockholder here.

                                                                                --------------------------------------------------
                                                                                                 Please sign here.

                                                                                Votes must be indicated       / /
                                                                                (x) in Black or Blue Ink